As filed with the Securities and Exchange Commission on June 29, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8/S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIMMUNE INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	33-0245076 (I.R.S. Employer Identification Number)

5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500
(Address of principal executive offices)

RESTRICTED STOCK PURCHASE AGREEMENT
(Full title of the plans)

Robert J. De Vaere
Vice President, Finance and Chief Financial Officer
Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
L. Kay Chandler, Esq.
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	Be Registered	Per Share	Offering Price	Registration Fee

Common Stock, $0.01 par value	1,056,301 (1)	$2.50 (2)	$2,640,753	$661

(1)	Represent shares held by a stockholder who purchased the shares under a restricted stock purchase agreement entered into in connection with an employment letter.

(2)	Determined in accordance with Rule 457(h) of the Securities Act of 1933, as amended, (the “Securities Act”). The price per share equals the actual price per share for the shares purchased under the restricted stock purchase agreement.

PROSPECTUS
FORWARD-LOOKING STATEMENTS
ABOUT EPIMMUNE
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
ADDITIONAL INFORMATION ABOUT EPIMMUNE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

PROSPECTUS

EPIMMUNE INC.

1,056,301 Shares

Common Stock

      This prospectus relates to 1,056,301 shares of the common stock of Epimmune Inc., which may be offered from time to time by the selling stockholder identified on page 12 for his own account. It is anticipated that the selling stockholder will offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale or in negotiated transactions, or using a combination of these methods. We will receive no part of the proceeds from sales of shares by the selling stockholder. The selling stockholder will bear all sales commissions and similar expenses. We will bear any other expenses we incur in connection with the registration and offering of the shares. The selling stockholder purchased the shares under a restricted stock purchase agreement entered into in connection with an employment letter.

      Our common stock is listed for quotation on the Nasdaq National Market under the symbol “EPMN.” On June 26, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $3.27 per share.

SEE “RISK FACTORS” BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS THAT
YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 29, 2001

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

      Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT EPIMMUNE

      We are developing novel vaccines for infectious diseases and cancer, building on our expertise and intellectual property in the field of T-cell recognition and activation. We are in preclinical development with therapeutic vaccines for breast, colon, lung and prostate cancers, hepatitis C, hepatitis B and HIV, and prophylactic vaccines for hepatitis C, HIV and malaria. We expect that a therapeutic vaccine targeting HIV will be the first of our candidate vaccines to enter human clinical trials. We expect initial clinical studies for this vaccine candidate to be initiated by late 2001 or early 2002.

      Eliciting a strong cellular, or T-cell, immune response is crucial for treating and preventing certain infectious diseases and tumors. Clinicians have shown that the cellular immune response is associated with viral clearance and tumor regression in the subset of patients who spontaneously clear chronic viral infection and in cancer patients who respond to immunotherapy. This successful cellular immune response includes activity of cytotoxic T-cells, or CTLs, and helper T-cells, or HTLs, which are directed toward specific antigen fragments, known as epitopes.

      Our vaccines are based on proprietary technology, known as Epitope Identification System or EIS, which enables the rapid identification of novel epitopes that can stimulate specific CTL and HTL immune responses. These epitopes can be identified from any protein or gene sequence and, to date, we have identified, evaluated and included in our patent applications more than 50,000 epitopes, and a small subset of these epitopes are used in our candidate vaccines. Furthermore, EIS enables rapid immunological evaluation of the vast quantities of genomic data now available, making it feasible to develop new vaccine candidates for complex diseases such as tuberculosis, malaria, herpes simplex virus and chlamydia.

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      Our approach of using epitopes in vaccine development offers several distinct advantages over traditional vaccine approaches.

•	First, we select epitopes from conserved regions of viral or tumor-associated antigens, reducing the likelihood that the virus or tumor will be able to change or mutate in a way that makes the vaccine less effective. By comparison, there is evidence that the immune response elicited by vaccines that use whole antigens is directed largely toward variable regions of the antigen, allowing mutations that reduce the efficacy of these vaccines.

•	Second, our approach allows us to combine selected epitopes (CTL and HTL) and to alter their composition to enhance immunogenicity allowing for manipulation of the immune response, as appropriate, for the target disease. Similar engineering of the response is not possible with traditional approaches that use whole antigens.

•	Third, a major benefit of epitope-based, immune-stimulating vaccines is their safety. The possible pathological side effects caused by infectious agents or whole protein antigens, which might have their own intrinsic biological activity, is eliminated.

•	Finally, our approach allows us to develop vaccines that target multiple antigens by combining multiple epitopes into a single vaccine. This approach offers a simple alternative to traditional complex vaccines and enables the design of a well-characterized product, which contains minimal extraneous biological material.

      Based on our scientists’ discoveries in the field, we believe we have established a broad intellectual property position directed toward the methods of epitope identification, epitope compositions and epitope uses in vaccines and diagnostics products. Our core business is the development of vaccines to treat and prevent infectious diseases and cancer.

      Our executive offices are located at 5820 Nancy Ridge Drive, San Diego, California 92121, and our telephone number is (858) 860-2500. Epimmune Inc. was a majority-owned subsidiary of Cytel Corporation until July 1, 1999, at which time Cytel and Epimmune merged. All references to “we,” “us” or “our company” are to the combined entity of Cytel and Epimmune. Epimmune™, EIS™, EpiGene™ and PADRE™ are trademarks and ImmunoSense is a service mark of the Company.

3.

RISK FACTORS

      An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent quarterly report on Form 10-Q, in our most recent annual report on Form 10-K, and in any other documents incorporated by reference into this prospectus from our other SEC filings. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

We are at an early stage of development and we may experience delays and other problems in developing products.

      We are a research and development focused company. There are many factors outside of our control that may affect the timing of commencement and completion of clinical trials of any of our drug candidates, and we cannot assure you that clinical trials will commence or be completed within any anticipated timeframe. For example, although we previously indicated that Pharmacia Corporation was expected to initiate Phase I/II human clinical trials of a drug candidate in our cancer program by late 2000 or early 2001, Pharmacia recently terminated our collaboration in the cancer field. We expect to work with Pharmacia to implement an orderly conclusion to the collaboration and transfer of applicable materials and documentation to us so that we may proceed with the cancer program, either alone or with another partner. As a result, the clinical trials for our cancer program will not begin within the previously indicated timeframe. Although we expect to initiate clinical trials for a therapeutic vaccine targeting HIV by late 2001 or early 2002, we may experience unexpected delays in our research and development efforts that would require us to delay these trials.

      We cannot guarantee that our research and development programs will be successful or that we can show that our products are safe and effective in humans. Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or during commercial use. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

      We may never obtain approvals from the U.S. Food and Drug Administration, or FDA, or other necessary regulatory approvals to successfully commercialize any of our products under development. Further, we may not be able to manufacture any products in commercial quantities in compliance with regulatory requirements at an acceptable cost. Even if we successfully develop and obtain approval for our products, we may fail to achieve the necessary market acceptance of these products. Our failure to address problems and delays relating to research and development, regulatory approval, manufacturing and marketing would harm our business.

If we do not successfully develop and commercialize our products, we may never generate significant revenues.

      We have not completed the development of any product and, accordingly, have not begun to market or generate revenues from the commercialization of any product. We do not expect to market any of our therapeutic or prophylactic products for a number of years. If we do not successfully develop and commercialize products, we may never generate significant revenues. Our potential therapies under development will require time consuming and costly research and development efforts, preclinical studies, clinical testing, regulatory approvals and additional investment prior to their commercialization, which may never occur.

4.

Pharmacia’s decision to end our collaboration may delay or limit our ability to develop our cancer epitope products.

      Pharmacia recently terminated our research and development collaboration with respect to the production, use and sale of pharmaceutical products derived from our cancer epitopes and the use of these epitopes in therapeutic vaccines. This collaboration was our only significant collaboration, and we have been substantially dependent upon it. We do not expect to receive further revenues from Pharmacia.

      In light of the termination of our collaboration with Pharmacia, our preclinical or clinical development of drug candidates in our cancer program is delayed and could be terminated, which could harm our business.

If we cannot obtain and maintain collaboration or license agreements on acceptable terms in the future, we may not successfully develop some of our products.

      We expect to rely on collaborative arrangements both to develop and commercialize pharmaceutical products. We cannot be certain that we will be able to enter into collaborative arrangements in the future, that any such arrangements will remain in place or be successful or that we will receive royalty revenues, license fees or milestone payments from any such collaborative arrangements. For example, our cancer vaccine collaboration with Pharmacia was recently terminated. Our collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others as a means of developing treatments for the disease targeted by any collaborative program with us. In addition, we may be required to enter into licenses or other collaborative agreements with third parties in order to access technologies that are necessary to successfully develop certain of our products. We cannot be certain that we will be able to successfully negotiate acceptable licenses or other collaborative arrangements that will allow us to access such technologies. In addition, we cannot be certain that any technologies accessed through such licenses or other collaborations will successfully meet our requirements.

Our additional financing requirements and limited access to financing may adversely affect our ability to develop products.

      As of March 31, 2001, we had $8.3 million in cash, cash equivalents, restricted cash and short-term investments. Our future capital requirements will depend on many factors, including: continued scientific progress in our drug discovery programs; the magnitude of our drug discovery programs; our ability to establish and maintain collaborative arrangements; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; our ability to establish and maintain collaborative arrangements; the cost of manufacturing scale-up; and effective commercialization activities and arrangements.

      We intend to seek additional funding through collaborative arrangements or equity or debt financings. If additional financing is not available, we anticipate that our existing resources will enable us to maintain our current and planned operations through the end of 2001. We may not be able to obtain financing on favorable terms, if at all, or enter into additional collaborations to reduce our funding requirements. If we acquire funds by issuing securities, further dilution to existing stockholders may result. If we acquire funds through additional collaborations, we will likely have to relinquish some or all of the rights to products or technologies that we may have otherwise developed ourselves. If we are unable to obtain funding, we may be required to sell the Company or certain of its assets or technologies or to cease operations.

Our history of operating losses and our expectations of continuing losses may hurt our ability to continue operations.

      We have experienced significant operating losses since our inception in 1987. As of March 31, 2001, we had an accumulated deficit of $143.2 million. We have not generated revenues from the commercialization of any product. All of our revenues to date have consisted of contract research and development revenues, license and milestone payments, research grants, certain asset divestitures and interest income. We expect that substantially all of our revenues for the foreseeable future will result from research grants and, if we are able to establish new

5.

collaborations, payments under those future collaborations, including royalties on product sales and interest income. We expect to continue to incur substantial net operating losses which may imperil our ability to continue operations. To achieve profitable operations, we, alone or with partners, must successfully identify, develop, register and market proprietary products. We may not be able to generate sufficient product revenue to become profitable on a sustained basis or at all.

If we cannot cost-effectively manufacture our products and the products of our partners in commercial quantities and in compliance with regulatory requirements, we may not be able to successfully commercialize our products.

      To be successful, our products and the products of our partners must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. We have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates or our partners’ product candidates in accordance with regulatory requirements. We intend to rely on third party contract manufacturers to produce materials needed for clinical trials and product commercialization. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, it may delay clinical trials, regulatory approvals and marketing efforts for our products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own our through contracts with third parties, such products at a cost or in quantities which are commercially viable.

The lengthy approval process and uncertainty of government regulatory requirements may delay or prevent us from commercializing products.

      We cannot commercialize our products if we do not receive FDA or foreign approval for our products. Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. These regulations may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant pre-market approval, withdrawal of marketing approvals and criminal prosecution.

      The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA or foreign clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain. The FDA or we and our collaborators may decide to discontinue or suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks or if the results show no or limited benefit in patients treated with the drug compared to patients in the control group.

      We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not receive the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if we obtain commercial regulatory approvals, the approvals may significantly limit the indicated uses for which we may market our products. In addition, the FDA may continually review a product after its initial approval and commercialization. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

      To market any drug products outside of the United States, we are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

6.

The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval by the FDA.

      Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA’s Good Manufacturing Practices, or GMP, requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA’s GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA’s GMP requirements subjects the manufacturer to possible FDA regulatory action. If we or our contract manufacturers, if any, fail to maintain compliance with the FDA’s GMP requirements on a continuing basis, it could materially adversely affect our operations, commercialization efforts and profitability.

Technological change and competition may render our potential products obsolete.

      The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Our competitors may succeed in developing technologies and products that are more effective or affordable than any of the products we are developing or which would render our technology and products obsolete and noncompetitive. We compete with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. In addition, many of our competitors have significantly greater experience conducting preclinical studies and clinical trials of new products, and in obtaining regulatory approvals for such products. Accordingly, some of our competitors may succeed in obtaining developing and commercializing products more rapidly or effectively than us, or in developing technology and products that would render our technology and products obsolete or noncompetitive. We are aware of companies that are pursuing the development of novel pharmaceuticals which target the same diseases that we are targeting. These and other efforts by potential competitors may be successful, and other technologies may be developed to compete with our technologies. If we cannot successfully respond to technological change in a timely manner, our commercialization efforts may be harmed.

      Our products under development address a range of markets. Our competition will be determined in part by the potential indications for which our compounds are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our products and competitive products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product effectiveness, safety, reliability, availability, price and patent position.

Our failure to obtain issued patents and, consequently, to protect our proprietary technology, could impair our competitive position.

      Our success will depend in part on our ability to obtain patent protection for our products and processes, both in the United States and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. We intend to file applications and pursue patent prosecution as appropriate for patents covering both our products and processes. We cannot be sure that patents will issue from any of the patent applications that we own or license or that, if patents do issue, that claims allowed will be sufficiently broad to protect our products and processes. In addition, we cannot be certain that third parties will not challenge, invalidate or circumvent any patents issued to us, or that the rights granted under the patents will provide proprietary protection to us.

      We also protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. We cannot be certain that our collaborative partners, employees

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and consultants will not breach these agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

We may not be able to commercialize our other products under development if they infringe existing patents or patents that have not yet issued, which would materially harm our business.

      As is typical in the biotechnology industry, our commercial success will depend in part on our ability to avoid infringing patents issued to competitors or breaching the technology licenses upon which we might base our products. If we fail to obtain a license to any technology that we require to commercialize our products, or to develop an alternative compound and obtain FDA approval within an acceptable period of time if required to do so, our business would be harmed. Litigation, which could result in substantial costs to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of others’ proprietary rights. In addition, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office which could result in substantial costs to determine the priority of inventions.

Our future success depends in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel.

      We are highly dependent on the principal members of our scientific and management staff. We do not maintain key person life insurance on the life of any employee. Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional qualified personnel. There is intense competition for qualified personnel in the areas of our activities, and we cannot be sure that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the intense competition, we cannot be sure that we will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships. Our failure to attract and retain key personnel could be significantly detrimental to our product development programs and could harm our business.

If we do not develop a sufficient sales and marketing force, we may not be able to successfully commercialize our products.

      We have no experience in sales, marketing or distribution. Before we can market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, we may obtain the assistance of one or more pharmaceutical companies with a large distribution system and a large direct sales force. Other than our agreement with Takara, we do not have any existing distribution arrangements with any pharmaceutical company for our products under development. We cannot be sure that we can establish sales and distribution capabilities or successfully gain market acceptance for our products. If we cannot develop sales and distribution capabilities, we may not be able to successfully commercialize our products.

Adverse determinations concerning product pricing, reimbursement and related matters could prevent us from successfully commercializing products.

      Our ability to successfully commercialize our products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and we cannot be certain that adequate third-party coverage will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If we cannot obtain adequate third-party coverage for our products, it could harm our business.

8.

Product liability risks may expose us to significant liability.

      Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. While we currently have product liability insurance, we cannot be sure that we can maintain such insurance on acceptable terms or that our insurance will provide adequate coverage against potential liabilities.

Our use of hazardous materials could expose us to significant costs.

      Our research and development processes involve the controlled storage, use and disposal of hazardous materials, chemicals and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources.

      Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near term, we cannot be sure that compliance with environmental laws and regulations in the future will not entail significant costs, or that our business will not be harmed by current or future environmental laws or regulations.

The volatility of the price of our common stock may hurt our stockholders.

      The market prices for securities of biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. The following factors may have a significant effect on the market price of our common stock:

•	announcements of technological innovations or new commercial therapeutic products by us or others;

•	governmental regulation that affects the biotechnology and pharmaceutical industries;

•	developments in patent or other proprietary rights;

•	developments in, or termination of, our relationships with our collaborative partners;

•	public concern as to the clinical results and/or, the safety of drugs developed by us or others; and

•	general market conditions.

Fluctuations in financial performance from period to period also may have a significant impact on the market price of our common stock.

The subordination of our common stock to our preferred stock could hurt common stockholders.

      Our common stock is expressly subordinate to our Series S and Series S-1 Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series S and Series S-1 Preferred Stock liquidation preference.

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The effect of anti-takeover provisions could adversely affect our common stockholders.

      Our certificate of incorporation includes a provision that requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met. Our certificate of incorporation also requires the approvals of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the transaction approval. Finally, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.

      Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

      Our officers, directors and stockholders with at least 10% of our stock together control approximately 49% of our outstanding common stock and preferred stock, on a combined, as-converted basis. If these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. This concentration of ownership could depress our stock price.

We have never paid dividends.

      We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

10.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholder.

11.

SELLING STOCKHOLDER

      The following table sets forth as of the date of this prospectus, the number of shares of our common stock that the selling stockholder holds that may be offered for sale from time to time under this prospectus. All of the shares of common stock which may be sold by the selling stockholder were issued pursuant to a restricted stock purchase agreement between us and the selling stockholder entered into in connection with an employment letter. Beneficial ownership calculations are determined in accordance with the rules of the SEC and are based on 8,908,278 shares of common stock outstanding as of June 25, 2001. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are presently exercisable or that will become exercisable within 60 days of June 25, 2001 are deemed outstanding for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Percent of	Shares Which
		Beneficial	May Be Sold
	Shares Beneficially	Ownership as of	Under This
Selling Stockholder	Owned	June 25, 2001	Prospectus

Dr. Emile Loria (1)	1,056,301	10.6%	1,056,301

(1)	Of the shares held by Dr. Loria, 939,898 shares were subject to a right of repurchase in favor of us as of June 25, 2001, which right lapses over time with his continued service as an employee or member of the Board of Directors of the Company. Dr. Loria is our President and Chief Executive Officer and is a member of our Board of Directors.

12.

PLAN OF DISTRIBUTION

      We have been advised by the selling stockholder that he intends to sell all or a portion of the shares from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of those sales. The selling stockholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholder may choose to dispose of the shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

      Any broker-dealer participating in these transactions as agent may receive commissions from the selling stockholder (and, if such broker acts as agent for the purchaser of shares, from the purchaser). Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions (which may involve cross transactions and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales, may pay to or receive from the purchasers of shares commissions computed as described above.

      We have advised the selling stockholder that Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and have informed him of the possible need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

      Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our affiliate, is entitled to sell within any three-month period “restricted shares” beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding the sale, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our affiliate at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since the shares were acquired from us or our affiliate.

      There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered under this prospectus.

13.

LEGAL MATTERS

      The validity of the issuance of the shares of common stock described in this prospectus will be passed upon for us by Cooley Godward LLP, San Diego, California.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Proxy Statement on Schedule 14A filed April 27, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

•	Our registration statement on Form 8-A, as amended, which includes a description of our common stock.

      All reports and other documents that we subsequently file prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

      We hereby undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to the attention of our Investor Relations department, at

      Epimmune Inc.
      5820 Nancy Ridge Drive
      San Diego, CA 92121
      (858) 860-2500

14.

ADDITIONAL INFORMATION ABOUT EPIMMUNE

      We are subject to the informational reporting requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC. You may read and copy this information at any of the following public reference facilities:

Room 1024, Judiciary Plaza	Seven World Trade Center	Citicorp Center

450 Fifth Street, N.W	Suite 1300	500 West Madison Street

Washington, D.C. 20549	New York, New York 10048	Suite 1400

Chicago, Illinois 60661

      Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

      Our common stock is listed for quotation on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning us may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      The prospectus is only part of a registration statement that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

15.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Proxy Statement on Schedule 14A filed April 27, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

•	Our registration statement on Form 8-A, as amended, which includes a description of our common stock.

      All reports and other documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Our Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require us to indemnify our directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper loans to directors and officers. The provision also does not affect a

16.

director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

      We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers or a director or executive officer of any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

      At present, there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption from Registration Claimed.

      The issuance of the shares being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipient of our securities in such transaction represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. The recipient had adequate access, through their relationship with us, to information about us.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4.

99.1	Restricted Stock Purchase Agreement between the Registrant and the selling stockholder dated January 16, 2001.(1)

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed on May 11, 2001

Item 9.  Undertakings.

      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

17.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

18.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 26, 2001.

EPIMMUNE INC.

By:	/s/ Emile Loria, M.D.

Emile Loria, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Emile Loria, M.D. and Robert J. De Vaere, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emile Loria, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2001
EMILE LORIA, M.D.

/s/ Robert J. De Vaere	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2001
ROBERT J. DE VAERE

/s/ Howard E. Greene, Jr.	Director	June 26, 2001
HOWARD E. GREENE, JR

/s/ William T. Comer, Ph.D.	Director	June 25, 2001
WILLIAM T. COMER, PH.D

MICHAEL G. GREY	Director	June 26, 2001

JOHN P. MCKEARN, PH.D	Director	June 26, 2001

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4.

99.1	Restricted Stock Purchase Agreement between the Registrant and the selling stockholder dated January 16, 2001.(1)

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed on May 11, 2001